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                            SCHEDULE 14A INFORMATION

                  PROXY STATEMENT PURSUANT TO SECTION 14(a)-12
           OF THE SECURITIES EXCHANGE ACT OF 1934 (AMENDMENT NO.   )

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Filed by a Party other than the Registrant [ ]

Check the appropriate box:

[ ]  Preliminary Proxy Statement
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     Rule 14a-6(e)(2))
[ ]  Definitive Proxy Statement
[X]  Definitive Additional Materials
[X]  Soliciting Material Pursuant to 240.14a-11(c) or 240.14a-12

               Northland Cable Properties Six Limited Partnership
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                (Name of Registrant as Specified In Its Charter)

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    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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     (2)  Aggregate number of securities to which transaction applies:

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September 19, 2001

Re:     NORTHLAND CABLE PROPERTIES SIX LIMITED PARTNERSHIP ("NCP-SIX")

Dear Limited Partners of NCP-Six:

This correspondence is to remind you of the upcoming special meeting of limited partners of NCP-Six referenced in the August 29, 2001 proxy statement previously sent to you. The meeting will be held at Washington Mutual Tower, 1201 Third Avenue, Suite 3600, on September 27, 2001 at 3:00 p.m. local time. As discussed in detail in the proxy statement, the meeting is called to permit NCP-Six's limited partners to vote on (i) approving an amendment to the NCP-Six partnership agreement to extend the partnership's term for six additional years until December 31, 2007, and (ii) authorizing the sale of NCP-Six's assets to three companies affiliated with NCP-Six's managing general partner. If you have not yet cast your vote on these proposals by completing and returning the proxy card that accompanied the proxy statement, please do so at your earliest convenience in order for your proxy to be received on or before September 26, 2001. If you have misplaced your proxy card, please call our investor relations department at (800) 448-0273 and another proxy card will be mailed or faxed to you.

This correspondence is also meant to respond to a letter dated September 14, 2001 that you may have recently received from Everest Cable Investors, LLC ("Everest") concerning the proposals discussed in the proxy statement. Everest is the owner of approximately 897, or approximately 3%, of the 29,784 outstanding limited partnership units in NCP-Six, and Everest recently acquired those units from former limited partners in secondary sales. Everest is one of those parties that we have recognized as making offers from time to time to purchase limited partnership units in NCP-Six for amounts below what we consider their fair value. On page 18 of the proxy statement, we advised that we are aware of unsolicited offers by Everest made to NCP-Six's limited partners to acquire limited partner units for prices ranging from $500 to $600 per unit. These offers were for amounts substantially below the forecasted distributions to be received by NCP-Six's limited partners if all of NCP-Six's assets are sold as described in the proxy statement. Nonetheless, regardless of how Everest has acquired its limited partnership units in NCP-Six, we recognize that as the owner of limited partnership units in NCP-Six, Everest has the right to express its views regarding the proposed actions.

As the managing general partner of NCP-Six, we also want to clarify certain issues raised by Everest in its recent letter:

o Everest claims that if the assets are sold as proposed, the general partner will "be taking 100% cash for its interest in the Partnership, but 44% of your proceeds will be in Notes that may never be paid off." This statement is wrong. The managing general partner will not receive cash for its interest in the partnership, but will instead receive at closing payment of its entire interest in NCP-Six in the form of a distribution of partnership assets. The receipt of this distribution is not conditioned upon the limited partners receiving all cash distributions forecasted to be received by them as a result of the proposed sales. The administrative general partner, on the other hand, will receive cash distributions for its interest in NCP-Six, but those distributions will be at the same time as distributions to the limited partners and will be subject to the same risk that payments be received from the promissory notes to be delivered at closing.

     If all sales close as contemplated, the purchasers will deliver to NCP-Six $52,549,732 in cash at closing and notes with a principal balance of $11,825,000, which totals approximately 18% of the amounts to be shared by NCP-Six's limited partners and administrative general partner. Even after all of the partnership's debts are retired, as discussed on page 73 of the proxy statement, it is projected that approximately $32,519,047 will remain for distribution to NCP-Six's limited partners. The $11,825,000 value of the promissory notes totals only 36% of the amount that is estimated to be available for distribution to limited partners even after all forecasted partnership debts are paid.

o Everest claims that the "Notes are high-risk `junk bonds' with an unfairly low interest rate." The notes to be delivered by the purchasers at closing are not bonds, so to call them "junk bonds" is simply rhetoric. While it is true that the notes will be subordinated to all senior debts of the notes' issuers, the promissory notes are direct debt obligations of those issuers. Given currently projected cash flows from operations, the issuers of the notes expect to be able to pay the note payments when due. The managing general partner and its affiliates have purchased numerous cable systems using similarly subordinated notes in the past and have never defaulted on a payment obligation under such notes. Furthermore, the general partners took into account the subordinated nature and 8% interest rate of the notes when deciding whether to accept the proposed purchase offer for NCP-Six's assets. The general partners concluded that even after considering the risk adjusted present value of the proposed promissory notes, the transaction being

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     presented for limited partner approval in the proxy statement represents the best opportunity to liquidate NCP-Six for a maximized value.

o Everest claims that "the general partner can `cherry-pick' the best assets and leave all of us with the `dogs.'" As set forth in the proxy statement, the proposed sale of NCP-Six's assets is comprised of four separate sales to three separate purchasers. While these sales are structured as four separate transactions, taken together, the four transactions cover all of the operating systems owned by NCP-Six. No sale can close unless NCP-Six closes the sale of its Mississippi systems before or at the same time as it sells its other cable systems. This is important because it is projected that the cash proceeds to be received at the closing of NCP-Six's Mississippi systems will be sufficient to pay off all of NCP-Six's existing debt. At a minimum, if any assets sell, the partnership is forecasted to generate sufficient proceeds to retire all of its debts and future sales proceeds will be principally available for distribution to NCP-Six's partners. Furthermore, as discussed in the proxy statement at pages 65 and 66, each purchaser has already arranged for financing of their purchases in each of the four sales. Those purchasers have already paid approximately $1,987,500 in loan fees to secure that financing. While there is no express requirement that all four sales will close, the managing general partner believes that if the Mississippi systems are sold, the remaining systems will also be sold for the terms set forth in the proxy statement.

o Everest claims that the "consolidation sacrifices all of our best interests in favor of the general partner's." As the managing general partner of NCP-Six, we cannot disagree more with this statement. Between pages 18 and 32 of the proxy statement, we have described in detail our efforts over two years, starting in the spring of 1999 and continuing to the present, to sell NCP-Six's assets for the best overall return to NCP-Six's limited partners. Those efforts included conducting two separate bid solicitations through a recognized independent broker of cable assets and countless hours of evaluations of offers received and negotiations with potential purchasers. Even before the recent shocking events that have significantly impacted our country and its capital markets, the general partners concluded after two years of efforts that the proposal to sell NCP-Six's assets presented in the proxy statement reflects the best opportunity to sell NCP-Six's assets for the highest overall price. We certainly do not believe that the existing cable market place will provide a better opportunity to sell NCP-Six's assets, especially if the partnership was forced to dispose of those assets under threat of foreclosure upon expiration of the partnership's current term at the end of this calendar year. Everest claims that if "the proposals are defeated, it is highly unlikely that the Partnership's lenders will foreclose. Instead, they will probably keep pressure on the general partner to sell the Partnership's assets promptly FOR CASH, which would be in your best interests as a limited partner." This claim, however, fails to recognize that NCP-Six's lenders will be concerned only about securing sufficient cash for repayment of their approximate $27,830,575 loan to NCP-Six, which is significantly less than the $52,549,732 in cash expected to be delivered at the closing of the proposed sales. Furthermore, if the partnership's term is not extended as proposed in the proxy statement and NCP-Six is unable to pay off its credit facility when due on September 30 of this year, even if NCP-Six's lenders forebear from immediate foreclosure, the partnership will be forced to dispose of its operating systems under the threat of foreclosure which will reduce NCP-Six's negotiating leverage with prospective purchasers. In addition, those lenders will undoubtedly impose significant costs on the partnership as a result of NCP-Six defaulting on its debt obligations which will reduce the proceeds otherwise available for distribution to NCP-Six's partners.

We continue to strongly urge you to vote in favor of both proposals set forth in the proxy statement. We note that Everest enclosed with their letter a duplicate copy of the partnership's proxy card on which Everest pre-marked the vote they desire. In order to avoid confusion, we ask that you instead use the partnership's proxy card and mark your vote as you feel appropriate. If you have further questions about this correspondence, the upcoming meeting, or your investment in NCP-Six, please call me or our investor relations department toll free at 1-800-448-0273.

                             Sincerely,

                             Northland Communications Corporation,
                             Managing General Partner of
                             Northland Cable Properties Six Limited Partnership



                             Richard I. Clark
                             Executive Vice President/Treasurer


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